Advanced Technology Acquisition Corp.
Announces Separate Trading of Common Stock and Warrants

NEW YORK, NY — July 10, 2007 — Advanced Technology Acquisition Corp. (the “Company”) (AMEX: AXC.U) announced today that it has been notified by CRT Capital Group LLC, the sole book-running manager for its initial public offering which was consummated on June 22, 2007, that, commencing July 11, 2007, the holders of the Company’s units may separately trade the common stock and warrants included in such units. The units will continue to trade on the American Stock Exchange under the symbol AXC.U, and each of the common stock and warrants will trade under the symbols AXC and AXC.W, respectively.

About Advanced Technology Acquisition Corp.

Advanced Technology Acquisition Corp. is a blank check company recently formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase or other similar business combination with a technology or technology-related business that has operations or facilities located in Israel, such as research and development, manufacturing or executive offices.

Forward-Looking Statement

This press release contains forward-looking statements (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events and the Company’s growth strategy and measures to implement such strategy. Words such as “expects,” “intends,” “plans,” “believes,” “anticipates,” “hopes,” “estimates,” and variations of such words and similar expressions are intended to identify forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates, which are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company. Actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to competitive factors in the market in which the Company operates; risks associated with operations outside the United States; and other factors listed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of Advanced Technology Acquisition Corp., nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

CONTACT:	Ido Bahbut
14-A Achimeir Street
Ramat Gan 52587
Israel
Tel: 011-972-3-751-3707
Fax: 011-972-3-751-3706